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EXHIBIT 99.1

                                                                   MAY 2, 2003

            STATEMENT REGARDING TRADING OF GENUITY INC. COMMON STOCK

WOBURN, MASS. -- Genuity Inc. is issuing this statement due to the relatively high volume of trading in its common stock that had occurred on certain trading days during the past four months. Genuity filed a petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York on November 27, 2002. In conjunction with that filing, Genuity and certain of its subsidiaries signed an agreement to sell substantially all of their assets to Level 3 Communications. The Bankruptcy Court approved this sale on January 24, 2003 and the sale was completed on February 4, 2003.

Genuity is currently in the process of formulating a plan providing for the liquidation of its remaining assets and distribution of the proceeds to creditors. Due to uncertainties regarding the potential claims against Genuity and the amount of available proceeds, it is not possible to predict when the liquidation will be completed or how much will be available for distribution to creditors.

However, as previously disclosed, Genuity believes that its stockholders will not receive any proceeds from the liquidation. Consequently, Genuity believes that its common stock will have no value in connection with the liquidation.

For more information on Genuity Inc., please visit www.genuityestate.com.

                                      # # #

MEDIA CONTACT:
Kevin Nash
781-865-3950

INVESTOR RELATIONS CONTACT:
Roger Keubel
781-865-3587


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